Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the registration statement of Ashford Hospitality Trust, Inc. (the “Company”) on Form S-3 (No. 333-114283) which became effective as of September 2, 2004 and the related prospectus and prospectus supplement of the Company and to the incorporation by reference therein of our report dated March 19, 2004, with respect to the consolidated and combined financial statements and schedule of Ashford Hospitality Trust, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

We also consent to incorporation by reference therein of our report on the Noble Properties dated January 9, 2004 with respect to the combined historical summaries of revenue and direct operating expenses of these properties for the year ended December 31, 2002 included in Form 8-K/A filed on January 14, 2004. We also consent to incorporation by reference therein of our reports on the Residence, Sea Turtle, Sheraton Philadelphia, and SpringHill properties dated March 24, 2004, April 2, 2004, March 29, 2004, and March 24, 2004, respectively, with respect to the historical summaries of revenue and direct operating expenses of these properties for the year ended December 31, 2003 included in Form 8-K/A filed on April 12, 2004.

/s/ Ernst & Young